Exhibit 2.2

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER is made as of November 9, 2006 (this “Amendment”), by and among GENERAC POWER SYSTEMS, INC., a Wisconsin corporation (“Generac”), GPS CCMP ACQUISITION CORP., a Delaware corporation (“Buyer”), GPS CCMP MERGER CORP., a Wisconsin corporation (“Merger Sub”), and WILLIAM W. TREFFERT, as Representative (“Representative”).

RECITAL

The parties hereto are all of the parties to an Agreement and Plan of Merger dated September 13, 2006 by and among Generac, Buyer, Merger Sub and Representative (the “Merger Agreement”), and desire to amend the Merger Agreement as set forth below.

AGREEMENTS

In consideration of the promises and the mutual agreements herein contained, the parties hereto agree as follows:

1.             The last sentence of §1(c) of the Merger Agreement is amended and restated in its entirety to read as follows:

The Merger shall become effective (the “Effective Time”) as provided in the Articles of Merger filed with the DFI, which shall be in the form required by Wisconsin Law and otherwise conform to the requirements of Wisconsin Law.

2.             The first sentence of §1(f) of the Merger Agreement is amended and restated in its entirety to read as follows:

On the Closing Date, except for William W. Treffert, Dawn A. Tabat and Aaron P. Jagdfeld, the officers and directors listed on §1(f) of the Disclosure Schedule shall resign, effective as of the Effective Time, from their respective position(s) with Generac set forth on §1(f) of the Disclosure Schedule.

3.             §8(a)(vi) of the Merger Agreement is amended and restated in its entirety to read as follows:

on or before the Closing Date, Shareholder Dawn A. Tabat shall have paid and fully satisfied the total outstanding principal and interest payable by Dawn Tabat to Generac pursuant to the Promissory Note executed by Dawn Tabat and payable to Generac dated December 31, 2005;

4.             The opening phrase of §5(m) of the Merger Agreement is amended and restated to read “On or prior to the Closing Date,” instead of “Prior to the Closing Date,”.

5.             Except as specifically set forth in this Amendment the provisions of the Merger Agreement shall not be amended and shall remain in full force and effect.

6.             All capitalized terms in this Amendment not defined herein shall have the meanings set forth in the Merger Agreement.

7.             This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument. This Agreement may be executed and/or delivered by facsimile. Signatures and/or copies of this Agreement executed and/or delivered by facsimile shall be deemed to be originals for purposes of creating a valid and binding contract.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

Generac:	GENERAC POWER SYSTEMS, INC.

/s/ William W. Treffert
William W. Treffert, Chief Executive Officer

Buyer:	GPS CCMP ACQUISITION CORP.

	By	[Illegible]

Its

Merger Sub:	GPS CCMP MERGER CORP.

	By	[Illegible]

Its

Representative:	/s/ William W. Treffert
William W. Treffert, as Representative